CADIZ INC.

FOR IMMEDIATE RELEASE:                  CONTACT:
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July 10, 2002                           Stan Speer
                                        Chief Financial Officer
                                        (310) 899-4700


             CADIZ AND KADCO REAFFIRM PARTNERSHIP
SUN WORLD/KADCO COMBINATION WILL NOT BE CONSUMMATED AT THIS TIME

     Santa Monica, CA - Under a project management agreement established in 1999, Sun World International, Inc., the wholly-owned subsidiary of Cadiz Inc. (Nasdaq: CLCI) continues to manage the development of up to 100,000 acres of agricultural land on behalf of Kingdom Agricultural Development Company (KADCO), a private Egyptian company, at KADCO's Tushka project in southern Egypt. As part of its compensation under the project management agreement, Sun World has earned and will continue to earn an equity interest in KADCO. In January 2002, Cadiz and KADCO announced an agreement in principle to combine the businesses of KADCO and Sun World. Due to technical reasons, the parties have mutually and amicably decided not to consummate the combination at this time. The parties look forward to continuing their joint activities in the region.

     "Sun World's performance to date and our outlook for the balance of the year is very positive," said Keith Brackpool, chairman and chief executive officer of Cadiz. "While it was not in the best interest of the Company to complete the proposed transaction at this time, we believe Sun World's strong underlying cash flow, together with the positive contributions from both its new product development and licensing programs provide several alternative avenues to provide the best value to shareholders."

     Founded in 1983, Cadiz is a publicly-held water development and agricultural resources firm. With Sun World, Cadiz is one of the largest vertically integrated agricultural companies in California and owns significant landholdings with substantial water resources throughout California.



This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of Cadiz and Sun World. Although Cadiz believes that the expectations reflected in its forward-looking statements are reasonable; it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company's forward-looking statements include price and yield fluctuations in the agricultural operations, seasonality, and other factors and considerations detailed in Cadiz' Securities and Exchange Commission filings.

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